Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into by and among Lesley Mary Smith, Ph.D. (“Dr. Smith”), and SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company”). This Agreement is entered into effective as of January 31, 2024. Dr. Smith and the Company are hereinafter collectively referred to as the “Parties” and each are individually referred to as a “Party”.

Recitals

WHEREAS, the Company currently employs Dr. Smith as the Chief Development Officer of the Company pursuant to that certain Amended and Restated Employment Agreement by and between the Parties, dated as of July 30, 2021 (the “Employment Agreement”);

WHEREAS, the Parties also are parties to that certain Restated Confidentiality and Proprietary Rights Agreement, dated as of February 7, 2018 (the “Restrictive Covenants Agreement”) and that certain Retention Agreement, dated as of May 2, 2022 (the “Retention Agreement”);

WHEREAS, Dr. Smith has informed the Company of her intention to resign her employment from the Company (the “Resignation”) effective January 31, 2024 (the “Resignation Date”) pursuant to Section 3(e) of the Employment Agreement;

WHEREAS, following the Resignation Date, the Company desires to engage Dr. Smith in a consulting capacity as Senior Strategic Advisor to the Company, providing advice to the Company, including to the Company’s Chief Executive Officer (the “CEO”), with respect to certain matters;

WHEREAS, Dr. Smith desires to accept the engagement as Senior Strategic Advisor to provide such services to the Company as reasonably requested from time to time by the CEO and mutually agreed upon by Dr. Smith; and

WHEREAS, pursuant to the terms of this Agreement, the Parties desire to amicably end Dr. Smith’s employment relationship with the Company under the Employment Agreement, notwithstanding any prior agreements to the contrary, and desire to commence a new service relationship between Dr. Smith and the Company.

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by, between and among the Parties hereto as follows:

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.             Employment Resignation and Related Matters.

1.1            Resignation; Engagement as Senior Strategic Advisor. Effective as of the Resignation Date, Dr. Smith shall terminate her employment with the Company pursuant to Section 3(e) of the Employment Agreement. This Agreement represents the “Notice of Termination” contemplated by Section 3(f) of the Employment Agreement. Effective upon the day immediately following the Resignation Date (the “Commencement Date”), the Company shall engage Dr. Smith as an independent contractor in the role of Senior Strategic Advisor (the “Contracting Engagement”). Effective as of the Resignation Date, the Employment Agreement shall be terminated without any liability on the part of any party thereto, except to the extent expressly set forth herein.

1.2            Compensation Related to Resignation.

1.2.1            Accrued Benefit. In accordance with Section 4(a) of the Employment Agreement, the Company shall pay Dr. Smith on or before the date that is thirty (30) days after the Resignation Date (the “Accrued Benefit Payment Date”) (a) base salary earned through the Resignation Date, (b) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of the Employment Agreement), (c) unused vacation accrued through Resignation Date and (d) any vested benefits that Dr. Smith may have under any employee benefit plan of the Company through the Resignation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. For the avoidance of doubt, the foregoing collectively are the “Accrued Benefit” as defined in the Employment Agreement.

1.2.2            Severance Benefits. If Dr. Smith does not revoke, and complies with the terms of this Agreement and this Agreement becomes irrevocable, all within sixty (60) days after the Resignation Date, then, if Dr. Smith was participating in the Company’s group health plan immediately prior to the Resignation Date, then the Company shall pay Dr. Smith a monthly cash payment for the shorter of (a) the six (6) month period immediately following the Resignation Date and (b) Dr. Smith’s COBRA continuation period, in an equal amount to the monthly employer contribution that the Company would have made to provide health insurance to Dr. Smith if Dr. Smith had remained employed by the Company (the benefits provided pursuant for under this Section 1.2.2, the “Severance Benefits”). The Severance Benefits shall be paid in substantially equal installments in accordance with the Company’s payroll practice for the six (6) month period immediately following the Resignation Date, commencing in the year following the Resignation Date but no later than sixty (60) days after such Resignation Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”).

1.3            Equity. Consistent with the terms of the Company’s 2019 Stock Option and Equity Incentive Plan (as amended, supplemented or replaced from time to time, the “Option Plan”) and the Company’s standard forms of stock option, restricted stock and restricted stock unit agreements (as the case may be, in each case as updated from time to time by the Company, and, collectively, with the Option Plan, the “Equity Documents”), as of the date of this Agreement, Dr. Smith continues to hold directly or indirectly certain equity interests in the Company. The equity interests are comprised solely of vested options and shares of common stock (the “Vested Equity”), which, for the avoidance of doubt, shall include, but are not limited to, the 2022 Retention Grant (as defined in the Retention Agreement) and unvested stock options and restricted stock unit awards (the “Unvested Equity”), with such Vested Equity and Unvested Equity identified and noted as such in Exhibit A. Following the Resignation Date, Dr. Smith shall continue to hold such Vested Equity subject to and in accordance with the terms of the Equity Documents and, during the Contracting Engagement (as defined below), the Unvested Equity, excluding (a) the restricted stock units and stock options awarded to Dr. Smith on January 4, 2024 and (b) the 2023 Retention Grant (as defined in the Retention Agreement), shall continue to vest subject to and in accordance with the terms of the Equity Documents. For the avoidance of doubt, in accordance with the terms of the Retention Agreement, the 2023 Retention Grant shall (a) not be subject to continued vesting during the Contracting Engagement or otherwise immediately following the Resignation Date and (b) terminate and be immediately forfeited on the Resignation Date and be of no further force or effect.

2.            Contracting Engagement

2.1            Contracting Engagement; Services; Termination. The Contracting Engagement shall begin on the Commencement Date and continue for the one (1) year period immediately following the Commencement Date unless earlier terminated as provided below. During the Contracting Engagement, Dr. Smith shall provide independent contractor services as Senior Strategic Advisor to the Company (the “Services”), which shall be provided as needed, from time to time, as reasonably requested in advance by the CEO and mutually agreed upon by Dr. Smith. Dr. Smith may terminate the Contracting Engagement, at any time, for any reason, with or without cause, upon not less than thirty (30) days advance written notice to the Company. The Company may terminate the Contracting Engagement immediately for “Cause” (as defined in the Employment Agreement), in the event Dr. Smith violates any of her Continuing Obligations (as defined below) or in the event Dr. Smith accepts full-time employment with another company or other entity or person. For the avoidance of doubt, neither Dr. Smith’s performance of the Services nor Dr. Smith’s performance of other consulting services shall constitute such full-time employment for purposes of the foregoing. Dr. Smith agrees to promptly respond to all reasonable requests from the Company regarding Dr. Smith’s employment status during the Contracting Engagement. Upon the termination of the Contracting Engagement, Dr. Smith shall be entitled to payment for Services actually provided and expenses actually incurred prior to the date of termination of the Contracting Engagement for which Dr. Smith has not yet then been paid.

2.2            Fee. As compensation for the Services, the Company shall pay Dr. Smith a fee of $300 per hour, in arrears (the “Fee”). The Parties acknowledge and agree that the Fee shall be in full compensation for the Services. The Company shall treat Fee payments to Dr. Smith as Form 1099-MISC income and therefore shall not make tax-related deductions or withholdings from any Fee payments. The Fee will be paid monthly in arrears.

2.3            Continued Vesting. During the Contracting Engagement, Dr. Smith shall continue to vest in the Unvested Equity, excluding (a) the restricted stock units and stock options awarded to Dr. Smith on January 4, 2024 and (b) the 2023 Retention Grant, subject to and in accordance with the terms of the Equity Documents. For the avoidance of doubt, in accordance with the terms of the Retention Agreement, the 2023 Retention Grant shall (a) not be subject to continued vesting during the Contracting Engagement or otherwise immediately following the Resignation Date and (b) terminate and be immediately forfeited on the Resignation Date and be of no further force or effect.

2.4            General Expense Reimbursements. The Company shall reimburse Dr. Smith for all reasonable business expenses that Dr. Smith incurs in performing the Services hereunder, subject to the Company’s usual expense reimbursement policies and practices, following submission by Dr. Smith of reasonable documentation thereof provided that individual expenses in excess of $200 shall require the prior approval of the CEO. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Dr. Smith during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

2.5            Policies and Practices. The relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company from time to time with respect to its independent contractors. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices with respect to its independent contractors, this Agreement shall control.

2.6            Independent Contractor. Upon the Resignation, Dr. Smith will no longer be an employee of the Company, and Dr. Smith will not thereafter be an employee of the Company at any time during the Contractor Engagement. Therefore, during the Contracting Engagement, Dr. Smith shall not be entitled to participate in any of the employee benefit plans or programs provided by the Company to its employees (including without limitation health and disability benefit plans and programs). Dr. Smith’s status and relationship with the Company shall be that of an independent contractor and consultant. Dr. Smith shall not state or imply, directly or indirectly, that she is empowered to bind the Company without the Company’s prior written consent. As an independent contractor, Dr. Smith shall have the right to reasonably control and determine the time, place, methods, manner and means of performing the Services. Specifically, Dr. Smith shall be permitted to perform the Services remotely and at a location of her choosing. Dr. Smith will be solely responsible for payment of all taxes arising from her relationship with the Company as Senior Strategic Advisor.

3.             Release of Claims.

3.1            Release by Dr. Smith. In consideration for, among other terms, the full performance by the Company of all of its obligations under this Agreement including, without limitation, the payment to Dr. Smith of the Severance Benefits, Dr. Smith irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, direct and indirect securityholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Dr. Smith signs this Agreement, she has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims of or arising in connection with: the Employment Agreement, the Retention Agreement or any other agreement between Dr. Smith and any of the Releasees, including, without limitation, Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; fraud, deceit or misrepresentation; discrimination, harassment or retaliation under state, federal, or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, the Retaliatory Employment Discrimination Act (REDA), the North Carolina Persons with Disabilities Protection Act (PDPA), the Equal Employment Practices Act (EEPA), N.C.G.S. § 95-28.1 (which prohibits discrimination against any person possessing sickle cell trait or hemoglobin C trait), N.C.G.S. § 95-28.1A (which prohibits discrimination against persons based on genetic testing or genetic information), N.C.G.S. § 95-28.2 (which prohibits discrimination against persons for lawful use of lawful products during nonworking hours), N.C.G.S. § 130A-148(i) (which prohibits discrimination against any person having AIDS or HIV infection and which further mandates that no test for AIDS virus infection shall be required, performed, or used to determine suitability for continued employment), N.C.G.S. § 9-32 (which prohibits the discharge or demotion of any employee because the employee has been called for jury duty, or is serving as a grand juror or petit juror), N.C.G.S. §§ 127A-201 to 127A-203 (which provides members of the North Carolina National Guard or the National Guard of another state with certain reemployment rights outlined therein and which further prohibits discrimination and acts of reprisal against persons who serve in the National Guard), the Connecticut Family and Medical Leave Act or the Connecticut Fair Employment Practices Act; violation of any state or local statute, rule, ordinance, or regulation; promissory estoppel or detrimental reliance; fraud, slander, libel, defamation, disparagement, or damage to reputation; personal injury, negligence, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs, and disbursements; whistleblower retaliation; invasion of privacy; violation of public policy or any other unlawful behavior; reinstatement; compensatory, punitive or emotional distress damages; wages, bonuses, incentive compensation, equity, severance pay, vacation pay, back or front pay or other forms of compensation, whether under North Carolina wage laws, Connecticut minimum wage and wage payment laws or otherwise; and attorney’s fees and costs. Dr. Smith understands that this general release of Claims includes, without limitation, any and all Claims related to Dr. Smith’s employment by the Company (including, without limitation, any Claims against the Company with respect to any stock-based awards of any kind) and the termination of her employment, and all Claims in her capacity as a shareholder of the Company arising up to and through the date that Dr. Smith enters into this Agreement. Dr. Smith understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which she signs this Agreement. Dr. Smith represents that she has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect Dr. Smith’s rights or obligations under this Agreement, nor shall it affect Dr. Smith’s rights, if any, to unemployment compensation benefits or to workers’ compensation. Dr. Smith hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims (including, but limited to, the Claims) Dr. Smith may have against the Releasees. Dr. Smith agrees to not accept damages of any nature, other equitable or legal remedies for her own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.

3.2            Acknowledgement by the Company. Based upon reasonable inquiry of the Company’s senior leadership team, the Company has no knowledge or reason to believe that the Company has any Claims against Dr. Smith relating to Dr. Smith’s employment by and termination of employment with the Company or otherwise.

4.             Continuing Obligations.

4.1            Restrictive Covenant Obligations. Nothing in this Agreement shall limit Dr. Smith’s obligations under the Restrictive Covenants Agreement, including, without limitation, the post-employment restricted periods as provided for in Section 8 (“Non-Competition and Non-Solicitation”), to which Dr. Smith acknowledges she is subject as a result of the Resignation. In addition, Dr. Smith acknowledges that her obligations under the Restrictive Covenants Agreement shall continue in effect during the Contractor Engagement as if Dr. Smith’s performance of the Services were to constitute employment for purposes of the Restrictive Covenants Agreement, including, without limitation, with respect to Section 1 (“Proprietary Information”), Section 2 (“Recognition of Company’s Rights”), Section 4 (“Commitment to Company; Avoidance of Conflict of Interest”) and Section 5 (“Developments”); provided that the running of the one (1) year post-employment restricted period as provided for in Section 8 (“Non-Competition and Non-Solicitation”) shall begin on the Resignation Date. For purposes of this Agreement, the obligations in this Section 4 and under the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations”. For the avoidance of doubt, the Continuing Obligations shall be interpreted and enforced subject to Section 5 of this Agreement.

4.2            Non-Disparagement. Subject to Section 5 of this Agreement, Dr. Smith agrees not to take any action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or any of its affiliates or its or their products, services or current or former officers, directors, direct or indirect securityholders, employees, managers or agents. Company agrees to direct its executive-level employees and members of the Board of Directors of the Company (the “Board”) not to take any action or make any statements, written or oral, that are disparaging about Dr. Smith. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

4.3            Litigation and Regulatory Cooperation. During and after the Contracting Engagement, Dr. Smith shall reasonably cooperate with the Company (at the Company’s cost and expense) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Dr. Smith was employed by or providing services to the Company. Dr. Smith’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Contracting Engagement, Dr. Smith also shall cooperate with the Company (at the Company’s cost and expense) in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Dr. Smith was employed by or providing services to the Company. The Company shall reimburse Dr. Smith for any reasonable out-of-pocket expenses incurred in connection with Dr. Smith’s performance of obligations pursuant to this Section 4.3 upon presentation of receipts. Nothing about the foregoing shall preclude Dr. Smith from testifying truthfully in any forum or from providing truthful information to any regulatory authority or require Dr. Smith to waive any attorney-client privilege or protection or violate any applicable law. Moreover, nothing about the foregoing shall require Dr. Smith to perform any obligations pursuant to this Section 4.3 in the event Dr. Smith is an adverse party with respect to any claims or actions against or on behalf of the Company.

4.4            Relief. Dr. Smith agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by her of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Dr. Smith agrees that if she breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event Dr. Smith breaches any of the Continuing Obligations during a period when she is receiving severance benefits pursuant to Section 1.2.2 of this Agreement, the Company shall have the right to suspend or terminate such severance benefits. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach.

5.            Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Dr. Smith’s ability, with or without notice to the Company, to: (a) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (c) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (d) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Dr. Smith has reason to believe is unlawful; or (e) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency of any other third party pursues any claim on Dr. Smith’s behalf, Dr. Smith waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Dr. Smith may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

6.             Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Dr. Smith at the last address Dr. Smith has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

7.             Assignment and Binding Effect. This Agreement shall inure to the benefit of and be binding upon Dr. Smith and the Company, and each of Dr. Smith’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. Because of the unique and personal nature of Dr. Smith’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Dr. Smith.

8.             Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of this Agreement shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the Parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Stamford, Connecticut, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Dr. Smith or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.             Choice of Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Connecticut without regard to its conflict of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

10.            Integration; No Reliance. This Agreement, Section 3(c) of the Employment Agreement, the Retention Agreement, the Equity Documents, the Restrictive Covenants Agreement, as modified by Section 4.1 of this Agreement, represent and contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Dr. Smith’s termination of employment from the Company and engagement by the Company as Senior Strategic Advisor and supersede all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including, without limitation, the Employment Agreement, except as otherwise expressly preserved in this Agreement. In signing this Agreement, Dr. Smith is not relying on any agreement, statement or promise of the Company except as is expressly contained in this Agreement.

11.           Time for Consideration; Effective Date. Dr. Smith acknowledges that she has been provided with the opportunity to consider this Agreement for twenty-one (21) days from her receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, Dr. Smith must return to the Company a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If Dr. Smith signs this Agreement before the end of the Consideration Period, Dr. Smith acknowledges by signing this Agreement that such decision was entirely voluntary and that she had the opportunity to consider this Agreement for the entire Consideration Period. The Parties agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) days from the day of the execution of this Agreement (the “Revocation Period”), Dr. Smith has and shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such Revocation Period. This Agreement shall become effective on the business day immediately following the expiration of the Revocation Period (the “Effective Date”), provided that Dr. Smith does not revoke this Agreement during the Revocation Period.

12.           Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Dr. Smith and a duly authorized officer of the Company.

13.           Waiver. No term, covenant or condition of this Agreement, or the Restrictive Covenants Agreement, as modified by Section 4.1 of this Agreement, or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14.           Section 409A. The parties agree that this Agreement shall be interpreted, administered and operated in accordance with Section 409A in all respects. To the extent that any provision of this Agreement is ambiguous as to its compliance with, or exemption from, Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party

15.           Severability. The finding by a court or arbitrator of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement, or the Restrictive Covenants Agreement, as modified by Section 4.1 of this Agreement, shall not render any other provision of this Agreement, or the Restrictive Covenants Agreement, as modified by Section 4.1 of this Agreement, unenforceable, invalid or illegal. Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, and the Parties hereby stipulate that such modification or replacement most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

16.           Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. Dr. Smith has consulted with her own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

17.           Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Dr. Smith’s engagement to the extent necessary to effectuate the terms contained herein.

18.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s/ Saqib Islam
Name:	Saqib Islam
Title:	Chief Executive Officer

/s/ Lesley Mary Smith
LESLEY MARY SMITH, PH.D.

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